Vestis Reports Second Quarter 2025 Results and Updates Outlook; Amends Credit Agreement Enhancing Financial Flexibility

ATLANTA, GA, May 6, 2025 – Vestis Corporation (NYSE: VSTS), a leading provider of uniforms and workplace supplies, today announced its results for the second quarter ended March 28, 2025 and updated its outlook.

Second Quarter 2025 Results

•Revenue of $665 million
•Operating Loss of $9 million and Net Loss of $28 million
•Adjusted EBITDA of $48 million, inclusive of $15 million one-time bad debt expense;
Adjusted EBITDA of $63 million, 9.4% of Revenue excluding bad debt expense
•Operating Cash Flow of $7 million and Free Cash Flow of $(7) million
•Amended net leverage covenant extending ratio of 5.25x for another year
•Eliminates dividend to further strengthen balance sheet

First Half 2025 Results

•Revenue of $1.35 billion
•Operating Income of $22 million and Net Loss of $27 million
•Adjusted EBITDA of $129 million, inclusive of $15 million one-time bad debt expense; Adjusted EBITDA of $144 million, 10.7% of Revenue excluding bad debt

Management Commentary

“We are disappointed with our second quarter results, which do not reflect the true potential of our business. As Interim CEO, I’ve been engaging with our teammates and focusing on our operations to drive immediate action,” said Phillip Holloman, Interim Executive Chairman, President and CEO. “Despite the challenges in the quarter, I’m pleased that we have continued to improve our new customer sales with both local and national accounts. The uniform and workplace supplies industry remains a highly attractive market segment, and I am energized by the significant opportunity for Vestis to deliver long-term value creation.”

“Since joining the company I’ve been partnering with our team to provide robust financial analysis and insights for our business. In January, we saw a decline in volume as some customers seasonally adjusted their demand for our products. Since then, much of that volume has recovered and we saw revenue growth each month during the quarter which has continued through April,” added Kelly Janzen, Chief Financial Officer. “We are also pleased to have executed an amendment to our credit agreement which strengthens our balance sheet and provides additional financial flexibility through the end of fiscal 2026. We appreciate the partnership and support from our lenders.”

Second Quarter 2025 Financial Performance

Second quarter fiscal 2025 revenue totaled $665.2 million, a decrease of $40.1 million year over year, and the company generated an operating loss of $8.6 million during the period, a decrease of $51.6 million when compared with operating income in the second quarter of 2024. The decline in revenue was primarily due to a $17.5 million decline from lost business in excess of new business, a $5.8 million decline in revenue related to existing customers, and a $6.8 million decrease in direct sales primarily driven by the loss of a national account customer. In addition, the second quarter of fiscal 2024 included approximately $5.0 million of revenue from one-time customer exit billings that did not repeat in fiscal 2025. Cost of services decreased $14.4 million year over year, as a result of lower volume.

Selling, general and administrative (“SG&A”) expenses were $147.9 million in the second quarter of fiscal 2025, which were $25.3 million higher than the same period in the prior year. The year-over-year increase in SG&A was due primarily to a one-time $15.0 million expense related to adjusting the company’s bad debt reserve and approximately $10.0 million related to executive exit costs. Additionally, the prior year period included approximately $6.0 million of favorable, non-recurring cost adjustments that reduced SG&A. Excluding these items, SG&A was lower by approximately $6.0 million year-over-year on a normalized basis.

Net loss was $27.8 million or $(0.21) per diluted share, versus net income of $6.0 million, or $0.05 per diluted share, in the prior year period. Adjusted net loss was $6.0 million or $(0.05) per diluted share, compared to Adjusted net income of $17.4 million or $0.13 per diluted share in the second quarter of last year.

Adjusted EBITDA was $47.6 million for the second quarter of 2025 and excluding a $15.0 million one-time adjustment for bad debt expense was $62.6 million or 9.4% of revenue as compared to $87.2 million, or 12.4% of revenue in the second quarter of 2024.

Net cash provided by operating activities was $6.7 million for the second quarter of 2025 and free cash flow was $(6.9) million, a decrease of $69.4 million and $70.0 million, respectively, from the comparative periods. The reduction in cash flow was primarily due to the decrease in earnings as well as investments in inventory to support new customers and more effectively serve existing customers. Approximately $6.0 million of the inventory increase was due to purchases in advance of anticipated tariffs.

As of March 28, 2025, the total principal bank debt outstanding was $1.17 billion. Net leverage was 4.16x at the end of the second quarter of fiscal 2025, as compared to 3.62x at the end of fiscal 2024.

Amendment to Revolving and Term Loan Credit Agreements and Elimination of Dividend

Subsequent to the end of the second quarter, the Company favorably amended both its revolving credit facility and term loan facility to provide additional financial flexibility by increasing the net leverage covenant ratio through the end of fiscal 2026.

Following the amendment, the net leverage covenant ratio is now 5.25x through the second quarter of fiscal 2026, after which the net leverage covenant ratio steps down to 5.00x in the third quarter of fiscal 2026, 4.75x in the fourth quarter of fiscal 2026, and 4.50x in the first quarter of fiscal 2027 and beyond.

The amendment also includes an allowance for a one-time $15.0 million bad debt expense adjustment to Adjusted EBITDA in the second quarter of fiscal 2025. The company’s Adjusted EBITDA for the second quarter of fiscal 2025 is $62.6 million for the purposes of determining the covenant net leverage ratio, resulting in a covenant net leverage ratio of 4.16x at the end of the second quarter of fiscal 2025.

The principal amounts of both the revolving credit facility commitment and term loan facility remain unchanged following the amendment. During the second quarter, the Company borrowed $30 million on its $300 million revolving credit facility and had outstanding letters of credit of $6 million, resulting in $264 million of undrawn credit capacity available as of March 28, 2025.

As part of the amendment, the Company agreed to restrict all dividends and share repurchases through the end of the first quarter of fiscal 2027, or such time that the Company achieves a net leverage ratio below 4.50x for two consecutive quarters, whichever is earlier.

Revised Outlook and Third Quarter Guidance

The Company expects fiscal third quarter 2025 revenue to be in the range of $674 million to $682 million and fiscal third quarter 2025 Adjusted EBITDA to be at least $63 million. In shifting to quarterly guidance, the Company is not providing full-year guidance for fiscal 2025.

The Company’s strategic imperatives include disciplined capital allocation with deleveraging as a priority. The Company will continue to focus on driving free cash flow conversion over the long term but will no longer be providing guidance for free cash flow.

CEO Transition

In a separate press release today, Vestis announced the appointment of Jim Barber as President and Chief Executive Officer and as a member of the company’s Board of Directors, effective June 2, 2025. Mr. Barber succeeds Phillip Holloman, who has been serving as Interim Executive Chairman, President and Chief Executive Officer since March 18, 2025. Mr. Holloman will return to his role as Chairman of the Board following the transition.

Forward Looking Non-GAAP Information

This release includes certain non-GAAP financial information that is forward-looking in nature, including without limitation adjusted EBITDA. Vestis believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of forward-looking non-GAAP financial measures would require Vestis to predict the timing and likelihood of among other things future acquisitions and divestitures, restructurings, asset impairments, other charges and other factors not within Vestis’ control. Neither these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. The estimates of revenue growth for fiscal year 2025 and adjusted EBITDA for fiscal year 2025 do not attempt to forecast currency fluctuations and, accordingly, reflect an assumption of constant currency.

Conference Call Information
Vestis will host a webcast to discuss its fiscal second quarter 2025 results on Wednesday, May 7, 2025 at 9:00 AM ET. The webcast can be accessed live through the investor relations section of the Company’s website at www.vestis.com. Additionally, a slide presentation will accompany the call and will also be available on the Company’s website. A replay of the live event will be available on the Company’s website shortly after the call for 90 days.

About Vestis™
Vestis is a leader in the B2B uniform and workplace supplies category. Vestis provides uniform services and workplace supplies to a broad range of North American customers from Fortune 500 companies to locally owned small businesses across a broad set of end sectors. The Company’s comprehensive service offering primarily includes a full-service uniform rental program, floor mats, towels, linens, managed restroom services, first aid supplies, and cleanroom and other specialty garment processing.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the securities laws. All statements that reflect our expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. In some cases, forward-looking statements can be identified by words such as “potential,” “outlook,” “guidance,” “anticipate,” “continue,” “estimate,” “expect,” “will,” and “believe,” and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that we expected. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict including, but not limited to: unfavorable economic conditions; increases in fuel and energy costs; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; natural disasters, global calamities, climate change, pandemics, strikes and other adverse incidents; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our support services contracts; a determination by our customers to reduce their outsourcing or use of preferred vendors; risks associated with suppliers from whom our products are sourced; challenge of contracts by our customers; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; currency risks and other risks associated with international operations; our inability to hire and retain key or sufficient qualified personnel or increases in labor costs; continued or further unionization of our workforce; liability resulting from our participation in multiemployer-defined benefit pension plans; liability associated with noncompliance with applicable law or other governmental regulations; laws and governmental regulations including those relating to the environment, wage and hour and government contracting; increases or changes in income tax rates or tax-related laws; risks related to recent U.S. tariff announcements; new interpretations of or changes in the enforcement of the government regulatory framework; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; stakeholder expectations relating to environmental, social and governance considerations; any failure by Aramark to perform its obligations under the various separation agreements entered into in connection with the separation and distribution; a determination by the IRS that the distribution or certain related transactions are taxable; and the timing and occurrence (or non-occurrence) of other transactions, events and circumstances which may be beyond our control. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see Vestis’ filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investors
Michael Aurelio, CFA
470-571-3154
michael.aurelio@vestis.com

Media
Danielle Holcomb
470-716-0917
danielle.holcomb@vestis.com

Non-GAAP Definitions
This release could include certain non-GAAP financial measures, such as Adjusted Revenue Growth (Organic), Adjusted Revenue (Organic), Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Net Debt, Net Leverage, and Trailing Twelve Months Adjusted EBITDA. Vestis utilizes these measures when monitoring and evaluating operating performance. The non-GAAP financial measures presented herein are supplemental measures of Vestis’ performance that Vestis believes help investors because they enable better comparisons of Vestis’ historical results and allow Vestis’ investors to evaluate its performance based on the same metrics that Vestis uses to evaluate its performance and trends in its results. Vestis’ presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Vestis’ results as reported under U.S. GAAP. Because of their limitations, these non-GAAP financial measures should not be considered as measures of cash available to Vestis to invest in the growth of Vestis’ business or that will be available to Vestis to meet its obligations. Vestis compensates for these limitations by using these non-GAAP financial measures along with other comparative tools, together with U.S. GAAP financial measures, to assist in the evaluation of operating performance. You should not consider these measures as alternatives to revenue, operating income, operating income margin, net income, net income margin or net cash provided by operating activities determined in accordance with U.S. GAAP. Vestis believes that these non-GAAP financial measures, in addition to the corresponding U.S. GAAP financial measures, are important supplemental measures which exclude non-cash or other items that may not be indicative of or are unrelated to Vestis’ core operating results and the overall health of Vestis. Non-GAAP financial measures as presented by Vestis may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Adjusted Revenue Growth (Organic)
Adjusted Revenue Growth (Organic) measures our revenue growth trends excluding the impact of acquisitions and foreign currency, and we believe it is useful for investors to understand growth through internal efforts. We define “organic revenue growth” as the growth in revenues, excluding (i) acquisitions, (ii) the impact of foreign currency exchange rate changes, and (iii) the impact of the 53rd week, when applicable.

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue as determined in accordance with U.S. GAAP, adjusted to exclude (i) acquisitions, (ii) the impact of foreign currency exchange rate changes, and (iii) the impact of the 53rd week, when applicable.

Adjusted Operating Income
Adjusted Operating Income represents Operating Income adjusted for Amortization Expense of Acquired Intangibles; Share-based Compensation Expense; Severance and Other Charges; Merger and Integration Related Charges; Management Fee; Separation Related Charges; Estimated Impact of 53rd Week, when applicable; and Gain, Losses, Settlements and Other Items impacting comparability. Adjusted results are presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long-term benefit of the company and other items impacting comparability between periods. Similar adjustments have been recorded in earlier periods and similar types of adjustments can reasonably be expected to be recorded in future periods.

Adjusted Operating Income Margin
Adjusted Operating Income Margin represents Adjusted Operating Income as a percentage of Revenue.

Adjusted EBITDA
Adjusted EBITDA represents Net Income adjusted for Provision for Income Taxes; Interest Expense and Other, net; and Depreciation and Amortization (EBITDA), further adjusted for Share-based Compensation Expense; Severance and Other Charges; Merger and Integration Charges; Management Fee; Separation Related Charges; Estimated Impact of 53rd Week (when applicable); Gains, Losses, Settlements; and other items impacting comparability. Adjusted results are presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long-term benefit of the company and other items impacting comparability between periods. Similar adjustments have been recorded in earlier periods and similar types of adjustments can reasonably be expected to be recorded in future periods.

Adjusted EBITDA Margin
Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of Revenue.

Free Cash Flow
Free Cash Flow represents Net cash provided by operating activities adjusted for Purchases of Property and Equipment and Other and Disposals of property and equipment.

Net Debt
Net Debt represents total principal debt outstanding and finance lease obligations, less cash and cash equivalents.

Net Leverage
Net Leverage represents Net Debt divided by the Trailing Twelve Months Adjusted EBITDA.

Trailing Twelve Months Adjusted EBITDA
Trailing Twelve Months Adjusted EBITDA represents Adjusted EBITDA for the preceding four fiscal quarters.

VESTIS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 28, 2025	March 29, 2024	March 28, 2025	March 29, 2024
Revenue	$665,249	$705,368	$1,349,029	$1,423,291
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization)	489,991	504,417	985,251	1,006,797
Depreciation and amortization	35,882	35,213	72,818	70,575
Selling, general and administrative expenses	147,946	122,684	269,131	255,264
Total Operating Expenses	673,819	662,314	1,327,200	1,332,636
Operating Income (Loss)	(8,570)	43,054	21,829	90,655
Interest Expense, net	22,329	35,326	45,426	66,857
Other Expense (Income), net	3,293	(613)	9,055	(1,369)
Income (Loss) Before Income Taxes	(34,192)	8,341	(32,652)	25,167
Provision (Benefit) for Income Taxes	(6,362)	2,376	(5,654)	6,934
Net Income (Loss)	$(27,830)	$5,965	$(26,998)	$18,233

Earnings (Loss) per share:
Basic	$(0.21)	$0.05	$(0.21)	$0.14
Diluted	$(0.21)	$0.05	$(0.21)	$0.14
Weighted Average Shares Outstanding:
Basic	131,751	131,524	131,672	131,457
Diluted	131,751	131,893	131,672	131,788

VESTIS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	March 28, 2025	September 27, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$28,806	$31,010
Receivables (net of allowances: $35,530 and $19,804, respectively)	162,359	177,271
Inventories, net	199,661	164,913
Rental merchandise in service, net	394,454	396,094
Other current assets	31,971	18,101
Total current assets	817,251	787,389
Property and Equipment, at cost:
Land, buildings and improvements	565,790	590,972
Equipment	1,160,055	1,168,142
	1,725,845	1,759,114
Less - Accumulated depreciation	(1,075,574)	(1,088,256)
Total property and equipment, net	650,271	670,858
Goodwill	960,033	963,844
Other Intangible Assets, net	202,203	212,773
Operating Lease Right-of-use Assets	80,774	73,530
Other Assets	188,475	223,993
Total Assets	$2,899,007	$2,932,387
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of financing lease obligations	31,869	31,347
Current operating lease liabilities	19,693	19,886
Accounts payable	150,752	163,054
Accrued payroll and related expenses	92,394	96,768
Accrued expenses and other current liabilities	142,448	145,047
Total current liabilities	437,156	456,102
Long-Term Borrowings	1,158,995	1,147,733
Noncurrent Financing Lease Obligations	119,387	115,325
Noncurrent Operating Lease Liabilities	73,122	66,111
Deferred Income Taxes	182,939	191,465
Other Noncurrent Liabilities	51,134	52,600
Total Liabilities	2,022,733	2,029,336
Commitments and Contingencies
Equity:
Common stock, par value $0.01 per share, 350,000,000 authorized, 131,780,869 and 131,481,967 issued and outstanding as of March 28, 2025 and September 27, 2024 ,respectively.	1,318	1,315
Additional paid-in capital	939,440	928,082
(Accumulated deficit) retained earnings	(33,654)	2,565
Accumulated other comprehensive loss	(30,830)	(28,911)
Total Equity	876,274	903,051
Total Liabilities and Equity	$2,899,007	$2,932,387

VESTIS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	March 28, 2025	March 29, 2024	March 28, 2025	March 29, 2024
Cash flows from operating activities:
Net Income (Loss)	$(27,830)	$5,965	$(26,998)	$18,233
Adjustments to reconcile Net Income (Loss) to Net cash provided by operating activities:
Depreciation and amortization	35,882	35,213	72,818	70,575
Deferred income taxes	(3,847)	(3,159)	(7,126)	(5,735)
Share-based compensation expense	7,977	4,731	13,157	9,447
Loss on sale of equity investment, net	—	—	2,150	—
Asset write-down	189	772	189	772
(Gain) Loss on disposals of property and equipment	(972)	242	(972)	242
Amortization of debt issuance costs	925	(196)	1,771	799
Loss on extinguishment of debt	—	3,883	—	3,883
Changes in operating assets and liabilities:
Receivables, net	25,263	(3,461)	12,942	(12,923)
Inventories, net	(29,586)	8,784	(34,578)	33,838
Rental merchandise in service, net	991	(1,372)	(330)	(1,490)
Other current assets	6,922	(1,113)	(10,268)	(9,283)
Accounts payable	(7,931)	17,092	(5,158)	12,334
Accrued expenses and other current liabilities	8,542	15,739	11,073	25,242
Changes in other noncurrent liabilities	(8,216)	(4,674)	(14,924)	(12,025)
Changes in other assets	(2,029)	(2,273)	(2,511)	(6,194)
Other operating activities	378	(136)	(797)	(173)
Net cash provided by operating activities	6,658	76,037	10,438	127,542
Cash flows from investing activities:
Purchases of property and equipment and other	(13,510)	(12,876)	(28,242)	(29,825)
Proceeds from disposals of property and equipment	4,854	—	5,198	—
Proceeds from sale of equity investment	—	—	36,792	—
Other investing activities	3	—	(4,547)	—
Net cash provided by (used in) investing activities	(8,653)	(12,876)	9,201	(29,825)
Cash flows from financing activities:
Proceeds from long-term borrowings	40,000	798,000	40,000	798,000
Payments of long-term borrowings	(10,000)	(853,750)	(30,000)	(862,500)
Payments of financing lease obligations	(8,519)	(7,536)	(16,822)	(15,148)
Net cash distributions to Parent	—	(2,478)	—	(6,051)
Dividend payments	(9,221)	(4,600)	(13,822)	(4,600)
Debt issuance costs	—	(11,134)	—	(11,134)
Other financing activities	(89)	(18)	(1,795)	(1,728)
Net cash provided by (used in) financing activities	12,171	(81,516)	(22,439)	(103,161)
Effect of foreign exchange rates on cash and cash equivalents	66	157	596	52
Increase (decrease) in cash and cash equivalents	10,242	(18,198)	(2,204)	(5,392)
Cash and cash equivalents, beginning of period	18,564	48,857	31,010	36,051
Cash and cash equivalents, end of period	$28,806	$30,659	$28,806	$30,659

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

	Consolidated		Consolidated		Consolidated
	Three Months Ended		Six Months Ended		Trailing Twelve Months Ended
	March 28,	March 29,	March 28,	March 29,	March 28,	March 29,
	2025	2024	2025	2024	2025	2024
Net Income (Loss)	$(27,830)	$5,965	$(26,998)	$18,233	$(24,261)	$161,068
Adjustments:
Depreciation and Amortization	35,882	35,213	72,818	70,575	143,024	139,572
Provision (Benefit) for Income Taxes	(6,362)	2,376	(5,654)	6,934	(1,528)	39,710
Interest Expense	22,329	35,326	45,426	66,857	105,132	69,317
Share-Based Compensation	7,977	4,731	13,157	9,447	20,046	15,964
Severance and Other Charges	7,558	(603)	11,951	(170)	16,563	(770)
Separation Related Charges	3,665	4,074	8,283	13,049	17,836	37,275
Gains, Losses, Settlements and Other	4,399	88	9,780	607	19,335	(57,355)
Adjusted EBITDA (Non-GAAP)	$47,618	$87,170	$128,763	$185,532	$296,147	$404,781
Bad Debt Expense Adjustment	15,000	—	15,000	—	15,000	—
Operational Adjusted EBITDA (Non-GAAP)	$62,618	$87,170	$143,763	$185,532	$311,147	$404,781
Revenue (as reported)	$665,249	$705,368	$1,349,029	$1,423,291	$2,731,558	$2,848,575
Adjusted EBITDA Margin (Non-GAAP)	7.2%	12.4%	9.5%	13.0%	10.8%	14.2%
Operational Adjusted EBITDA Margin (Non-GAAP)	9.4%	12.4%	10.7%	13.0%	11.4%	14.2%

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except per share amounts)

	Consolidated		Consolidated
	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2025	2024	2025	2024
Net Income (Loss)	$(27,830)	$5,965	$(26,998)	$18,233
Adjustments:
Amortization Expense	6,568	6,502	13,333	13,003
Share-Based Compensation	7,977	4,731	13,157	9,447
Severance and Other Charges	7,558	(603)	11,951	(170)
Separation Related Charges	3,665	4,074	8,283	13,049
Gains, Losses, and Settlements	1,107	701	724	1,976
Loss on Sale of Equity Investment	—	—	2,150	—
Tax Impact of Reconciling Items Above	(5,000)	(3,955)	(8,589)	(9,551)
Adjusted Net Income (Loss) (Non-GAAP)	$(5,955)	$17,415	$14,011	$45,987

Basic weighted-average shares outstanding	131,751	131,524	131,672	131,457
Diluted weighted-average shares outstanding	131,751	131,893	132,338	131,788
Basic (Loss) Earnings Per Share	$(0.21)	$0.05	$(0.21)	$0.14
Diluted (Loss) Earnings Per Share	$(0.21)	$0.05	$(0.21)	$0.14
Adjusted Basic (Loss) Earnings Per Share	$(0.05)	$0.13	$0.11	$0.35
Adjusted Diluted (Loss) Earnings Per Share	$(0.05)	$0.13	$0.11	$0.35

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW, NET DEBT, NET LEVERAGE, AND PRO FORMA NET LEVERAGE
(In thousands)

	Three months ended		Six Months Ended
	March 28, 2025	March 29, 2024	March 28, 2025	March 29, 2024
Net cash provided by operating activities	$6,658	$76,037	$10,438	$127,542
Purchases of property and equipment and other	(13,510)	(12,876)	(28,242)	(29,825)
Free Cash Flow (Non-GAAP)	$(6,852)	$63,161	$(17,804)	$97,717

	As of
	March 28, 2025	September 27, 2024
Total principal debt outstanding	$1,172,500	$1,162,500
Finance lease obligations	151,256	146,672
Less: Cash and cash equivalents	(28,806)	(31,010)
Net Debt (Non-GAAP)	$1,294,950	$1,278,162
Trailing Twelve Months Adjusted EBITDA (Non-GAAP)	$296,147	$352,916
Bad Debt Expense Adjustment (1)	15,000	—
Trailing Twelve Months Operational Adjusted EBITDA (Non-GAAP)	$311,147	$352,916
Net Leverage (Non-GAAP) (1)	4.16	3.62
(1) For the Trailing Twelve Months Ended March 28, 2025, Net Leverage includes an allowance for a one-time, $15 million Bad Debt Expense Adjustment, as permitted by the May 1, 2025 Amendment to our Credit Agreement.